                                                                    EXHIBIT 12.1

                CALIFORNIA STEEL INDUSTRIES, INC. AND SUBSIDIARY

                Computation of Ratio of Earnings to Fixed Charges

                        (All dollar amounts in thousands)

                                                           Year Ended December 31,
                                                 ------------------------------------------
                                                  2001     2000     1999     1998     1997
                                                 ------   ------   ------   ------   ------
Income (loss) before income taxes ............   (7,317)  56,138   77,027   26,816   44,316
Fixed charges ................................   17,147   19,837   17,861   19,645   16,642
Amortization of capitalized interest .........      552      534      686      609      409
Capitalized interest .........................      118     (300)    (588)  (1,940)  (1,952)
                                                 ------   ------   ------   ------   ------
Earnings .....................................   10,500   76,209   94,986   45,130   59,415
                                                 ------   ------   ------   ------   ------
Imputed interest relating to rental expense...      468      460      470      169       83
Interest expense .............................   16,679   19,377   17,391   19,476   16,559
                                                 ------   ------   ------   ------   ------
  Fixed charges ..............................   17,147   19,837   17,861   19,645   16,642
                                                 ------   ------   ------   ------   ------
Ratio of earnings to fixed charges ...........      0.6      3.8      5.3      2.3      3.6

                                       1